Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Vectren Utility Holdings, Inc. for the registration of Vectren Utility Holding, Inc.’s Insured Quarterly Notes due 2036, in the registration statement on Form S-3 (No. 333-128286) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries, appearing in the Form 8-K of Vectren Utility Holdings, Inc. dated October 10, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 10, 2006